Exhibit 99.1

CORMEDIX INC. REPORTS THIRD QUARTER AND NINE MONTH 2023 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – November 14, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced financial results for the third quarter and nine months ended September 30, 2023 and provided an update on recent business events.

Recent Corporate Highlights:

●	The FDA completed a preapproval inspection for CorMedix’s primary finished dosage CMO site in September and the Company is pleased with the outcome. In addition, the FDA has also conducted preapproval inspections for DefenCath at suppliers of active pharmaceutical ingredients, contract laboratories involved in testing of product specifications and packaging facilities, and CorMedix is not aware of any outstanding deficiencies or review issues at this time.

●	CorMedix has intensified preparations for commercial launch with a number of new hires in market access, sales training, pricing and contracting, commercial operations, field medical, and drug safety and pharmacovigilance.

●	In the event CorMedix receives final FDA approval over the coming days, the Company is targeting a commercial launch before the end of the first quarter of 2024.

●	The United States Patent and Trademark Office (USPTO) issued a patent with claims directed to the composition of a catheter lock solution for preventing infection and reduced blood flow in central venous catheters. This Patent reflects the unique and proprietary nature of DefenCath®, and will extend the Company’s intellectual property protection with an expiration date of April 15, 2042.

●	Cash and short-term investments, excluding restricted cash, at September 30, 2023 amounted to $86.6 million.

Joe Todisco, CorMedix CEO, commented, “I am very pleased with the Company’s progress on all fronts, most notably the outcomes of the preapproval inspections at our primary CMO facility and other key vendors, as well as our preparations toward commercial readiness. We have accelerated multiple work streams aimed at commercial launch, and made a number of key hires over the past quarter that are essential to ensuring a successful commercial launch following a potential FDA approval of DefenCath. We look forward to providing additional updates over the coming days as we anticipate a response from FDA on or around our target action date.”

Third Quarter and Nine Month 2023 Financial Highlights

For the third quarter of 2023, CorMedix recorded a net loss of $9.7 million, or $0.17 per share, compared with a net loss of $6.9 million, or $0.17 per share, in the third quarter of 2022. The higher net loss recognized during the third quarter of 2023 compared with 2022 was attributable to net increase in operating expenses primarily due to increased pre-launch commercial activities for DefenCath.

Operating expenses in the third quarter of 2023 increased approximately 50% to $10.5 million, compared with $7.0 million in the third quarter of 2022. R&D expense increased approximately 14% to $2.7 million compared to $2.3 million in the third quarter of 2022, mainly due to a net increase in costs related to medical affairs activities and increase in personnel related expenses due to additional hires in 2023 as compared with 2022. SG&A expense increased approximately 69% to $7.8 million compared with $4.6 million in the third quarter of 2022. This increase was driven primarily by an increase in costs related to market research studies and pre-launch activities in preparation for the potential marketing approval of DefenCath and as a result of additional hires in 2023 as compared with 2022.

For the nine months ended September 30, 2023, CorMedix recorded a net loss of $31.6 million, or $0.65 per share, compared with a net loss of $21.5 million, or $0.54 per share, in the first nine months of 2022. The increase in net loss in the first nine months of 2023 was driven primarily by an increase in operating expenses.

Operating expenses in the first nine months of 2023 were $33.3 million compared with $22.3 million during the comparable period in 2022, an increase of approximately 49%. This increase was primarily attributable to costs related to market research studies and pre-launch activities in preparation for the potential marketing approval of DefenCath, and an increase in personnel expenses due to additional hires in 2023.

Total cash on hand and short-term investments as of September 30, 2023 was $86.6 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at September 30, 2023, it has sufficient resources to fund operations at least twelve months from the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, November 14, 2023, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic:	1-888-886-7786
International:	1-416-764-8658
Conference ID:	16013968
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. CorMedix received a second Complete Response Letter from the FDA last August related to deficiencies at both its primary contract manufacturer and its supplier of heparin API. After receiving guidance from FDA at a Type A meeting in April of 2023, the NDA for DefenCath was resubmitted. In June of 2023, the resubmitted NDA was accepted for filing by the FDA with a PDUFA target action date of November 15, 2023. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations, and the Company is working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, including, but not limited to, the potential FDA approval of DefenCath, the timing of a commercial launch of DefenCath, if approved, CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risks and uncertainties related to market conditions; the ability to secure final FDA approval for DefenCath and the timing of such approval; the result of FDA preapproval inspections for DefenCath suppliers; CorMedix’s ability to manage its cash resources and the impact on current, planned or future research; the effectiveness of CorMedix’s commercial preparedness activities ahead of the target action date; and that preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576

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CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2022	2022
Revenue:
Net sales	$-	$6,817	$-	$35,706
Cost of sales	-	(1,469)	-	(3,328)
Gross profit	-	5,348	-	32,378
Operating Expenses:
Research and development	(2,663,976	(2,339,268)	(10,866,236)	(7,836,327)
Selling, general and administrative	(7,803,307	(4,628,014)	(22,422,808)	(14,430,791)
Total Operating Expenses	(10,467,283)	(6,967,282)	(33,289,044)	(22,267,118)
Loss From Operations	(10,467,283)	(6,961,934)	(33,289,044)	(22,234,740)
Other Income (Expense):
Total Other Income	722,929	108,213	1,703,846	156,369
Loss before income taxes	(9,744,354)	(6,853,721)	(31,585,198)	(22,078,371)
Tax benefit	-	-	-	585,617
Net Loss	(9,744,354)	(6,853,721)	(31,585,198)	(21,492,754)
Other Comprehensive Income (Loss):
Total Other Comprehensive (Loss) Income	(6,298)	6,253	1,656	(41,358)
Comprehensive Loss	$(9,750,652)	$(6,847,468)	$(31,583,542)	$(21,534,112)
Net Loss Per Common Share – Basic and Diluted	$(0.17)	$(0.17)	$(0.65)	$(0.54)
Weighted Average Common Shares Outstanding – Basic and Diluted	56,553,174	41,183,585	48,715,585	39,741,555

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
	2022	2022

ASSETS
Cash, cash equivalents and restricted cash	$53,501,021	$43,374,745
Short-term investments	$33,273,259	$15,644,062
Total Assets	$91,429,120	$62,038,259

Total Liabilities	$8,227,298	$6,978,523
Accumulated deficit	$(306,945,984)	$(275,360,786)
Total Stockholders’ Equity	$83,201,822	$55,059,736

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Month Periods Ended September 30,
	2023	2022

Cash Flows from Operating Activities:
Net loss	$(31,585,198)	$(21,492,754)
Net cash used in operating activities	(27,663,786)	(18,201,893)
Cash Flows from Investing Activities:
Net cash used in investing activities	(17,659,477)	(3,707,503)

Cash Flows from Financing Activities:
Net cash provided by financing activities	55,449,154	11,852,662
Net Increase (Decrease) in Cash and Cash Equivalents	10,126,276	(10,081,198)
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	43,374,745	53,551,277
Cash and Cash Equivalents and Restricted Cash - End of Period	$53,501,021	$43,470,079